Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2005, relating to the financial statements and financial statement schedule of SCANA Corporation and management’s report on the effectiveness of internal control over financial reporting (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2004 and our report dated April 15, 2005 on the financial statements of the SCANA Corporation Stock Purchase-Savings Plan, appearing in the exhibit to Amendment No. 1 to the Annual Report on Form 10-K/A of SCANA Corporation for the year ended December 31, 2004.

/s/DELOITTE & TOUCHE LLP
Columbia, South Carolina
November 16, 2005